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                                                                     EXHIBIT 2.1

                                MERGER AGREEMENT

       THIS MERGER AGREEMENT (the "Agreement") is made as this 22nd day of March, 2000, by and between Hawkeye Corporation, a Delaware corporation (hereinafter referred to as "Hawkeye"), and Internet Service Network, Inc., a Florida corporation (together all hereinafter referred to as "ISNI").

                                   BACKGROUND:

       As of the Closing Date (as defined below), ISNI shall merge (the "Merger") with and into Hawkeye and all of the issued and outstanding stock of ISNI (the "ISNI Stock") shall be, subject to the terms, conditions and covenants of this Agreement, exchanged for and converted into shares of voting $0.0001 par value Common Stock of Hawkeye (the "Hawkeye Stock") as hereinafter provided; and,

       NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.     THE EXCHANGE OF SHARES.

       On the Closing Date and pursuant to the Merger, all of the issued and outstanding shares of ISNI Stock (the "ISNI Exchange Shares") shall be converted into and exchanged for a total of 24,000,000 shares of Hawkeye Common Stock (the "Hawkeye Exchange Shares") as follows:

                List of the current shareholders of ISNI, and How Many shares each of them receives.

                Werner K. Ebner                                      1,000
                                                                ----------
                Total Hawkeye Exchange Shares                   24,000,000

       In addition to the foregoing, ISNI will pay the sum of $25,000 as a consulting fee payable to Coral Capital Partners, Inc. upon delivery of this Agreement and the balance of $100,000 payable to Coral Capital Partners, Inc. at the closing of the Merger. Said $25,000 is a good faith deposit which will be the property of Coral Capital Partners, Inc. should ISNI fail to close on the Closing date. If Hawkeye fails or refuses to close for any reason other than those contained in this Agreement, said $25,000 will be returned to ISNI. The total fees payable to Coral are $125,000.

2.     DELIVERY OF SHARES.

       2.1 Delivery. At the Closing the Stockholders, as the holder of all outstanding certificates representing shares of ISNI Stock, shall, upon surrender of such certificates, receive the Hawkeye Exchange Shares which shall be delivered to the Stockholders at the principal office of the Stockholders, or at the place of Closing.



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       2.2 Unrestricted Nature of Shares. As provided in Section 14 of this
Agreement, the Hawkeye Exchange Shares will be issued in reliance on Section 4(2) of the Securities Act of 1933 (the "Act") and will be "restricted securities" as that term is defined in Rule 144 of the Act.

3.     ISNI APPROVALS.

       The Board of Directors and Stockholders of ISNI shall deliver actions by unanimous written consent approving this Agreement and the Merger together with the certificates representing the ISNI Exchange Shares, duly endorsed in blank by the Stockholders or accompanied by blank stock powers, with signatures Medallion Guaranteed by a national bank, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and canceled. The Stockholders agree to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such ISNI Exchange Shares or with respect to the stock powers accompanying any ISNI Exchange Shares.

4.     CLOSING.

       The exchange and delivery of shares referred to in Section 2 hereof (hereinafter referred to as the "Closing") shall take place on the 22nd day of March, 2000 at the offices of Hawkeye or at such other time and date as Hawkeye and ISNI may in writing designate, which date shall be referred to as the "Closing Date." Time is of the essence. The effective date for accounting/tax purposes shall be March 22, 2000.

5.     REPRESENTATIONS AND WARRANTIES OF ISNI.

       ISNI represent and warrant that all of the following representations and warranties shall, except as otherwise disclosed herein, be true at the time of Closing and that such representations and warranties as made at the time of Closing shall survive the Closing for a period of two (2) years from the Closing Date (which date is hereinafter called the "Expiration Date").

       5.1 Due Organization. ISNI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner as now conducted except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business of ISNI taken as a whole. Copies of the Articles of Incorporation, Bylaws, each as amended, stock records and minute books of ISNI as heretofore made available to Hawkeye, are correct and complete.

       5.2 Authorization. ISNI have full legal right, power and authority to enter into this Agreement, and the exchange of ISNI Exchange Shares for Hawkeye Exchange Shares, pursuant to the provisions of this Agreement will transfer valid title in the ISNI Exchange Shares to Hawkeye, free and clear of all liens, encumbrances and claims of every kind.

       5.3 Capital Stock of ISNI. The authorized capital stock of ISNI consists solely of 10,000,000 shares of voting Common Stock, $0.10 par value, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of ISNI are owned by the Stockholders, and are free and clear of all liens, encumbrances and claims of every kind. All of the issued and outstanding shares of ISNI Stock have been duly authorized and validly


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issued, are fully paid and nonassessable, are owned of record and beneficially by the Stockholders and further, such shares were offered, issued, sold and delivered by ISNI in compliance with all applicable state and federal laws concerning the issuance of securities.

       5.4 Transactions in Capital Stock. No option, warrant, call, conversion right or commitment of any kind exists which obligates ISNI to issue any of its authorized but unissued capital stock, except as noted in "Exhibit 5.4." In addition, ISNI has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

       5.5 Financial Statements. ISNI has delivered to Hawkeye copies of unaudited financial and must prepare within sixty (60) days from the Closing Date audited financial statements to be filed with the Securities and Exchange Commission. The ISNI financial statements will be prepared in accordance with generally accepted accounting principles and applied on a consistent basis throughout the periods indicated. The ISNI financial statements will present fairly the financial condition of ISNI as of the date indicated thereon, and such Statements of Earnings, and Cash Flows and Retained Earnings will present fairly the results of its respective operations for the periods indicated thereon.

       5.6 Property. ISNI has delivered to Hawkeye an accurate list and summary description (Schedule 5.6) of all property (real and personal) owned by ISNI. The ISNI property constitutes all of the property, real or personal, owned by ISNI.

       5.7 Material Contracts and Commitments. ISNI is not a party to, nor bound by, any material contracts, or commitments (including, but not limited to, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) other than as disclosed on "Exhibit 5.7" hereto.

       5.8 Conformity with Law. ISNI is not in material default under any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them which would have a material adverse effect on their businesses, taken as a whole; and there are no claims, actions, suits or proceedings, pending or threatened, against or affecting ISNI, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. ISNI has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which might materially and adversely affect the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of them, taken as a whole.

       5.9 Taxes. ISNI has timely filed all requisite federal and other tax returns for all fiscal periods ended; and there are no open years, examinations in progress or claims against them for federal and other taxes (including penalties and interest) for any period. ISNI and its subsidiaries will conform their taxable year end to that of Hawkeye.


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       5.10 Absence of Changes. Since the date of the ISNI financial statements, there has not been:

              (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of ISNI;

              (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of ISNI;

              (c) any change in the authorized capital of ISNI or in their respective securities outstanding or any change in their respective ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

              (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of ISNI;

              (e) any transaction by ISNI outside the ordinary course of their respective businesses.

       5.11 Deposit Accounts; Powers of Attorney. ISNI has delivered to Hawkeye an accurate schedule as of the date of the Agreement, of:

              (a) the name of each financial institution in which ISNI has accounts or safe deposit boxes;

              (b) the names in which the accounts or boxes are held;

              (c) the type of account; and

              (d) the name of each person authorized to draw thereon or have access thereto.

ISNI has also set forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from ISNI and a description of the terms of such power.

       5.12 Environmental Matters. ISNI has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien or action.

       5.13 Validity of Obligations. The execution and delivery of this Agreement by ISNI is subject to Board of Directors' approval. The performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of ISNI, and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of ISNI.

       5.14 Relations with Government. ISNI has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause ISNI to be in violation of the Foreign Corrupt Practices Act of 1977, as amended or any law of similar effect.


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       5.15 Disclosure. This Agreement and all other documents and information furnished to Hawkeye and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If ISNI or the Stockholders become aware of any fact or circumstance which would change a representation or warranty of ISNI or the Stockholders in this Agreement or any representation made on behalf of ISNI, ISNI and the Stockholders shall immediately give notice of such fact or circumstance to Hawkeye. However, such notification shall not relieve either ISNI or the Stockholders of their respective obligations under this Agreement, and at the sole option of Hawkeye, the truth and accuracy of any and all warranties and representations of ISNI, or on behalf of ISNI and of the Stockholders at the date of this Agreement and at the closing, shall be a precondition to the consummation of this transaction.

       5.16 Employee Benefit Plans. ISNI does not maintain or otherwise have any liability (whether direct or indirect, actual or contingent) in respect of any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")} or under any "employee welfare benefit plan" {as such term is defined in Section 3(1) of ERISA}.

       5.17 Subsidiaries. ISNI does not currently have any subsidiaries.

       5.18 Predecessor Status: ISNI. ISNI has not owned any predecessor companies. ISNI has never been a subsidiary or division of another corporation nor been a part of an acquisition which was later rescinded.

6.     REPRESENTATIONS AND WARRANTIES OF HAWKEYE.

       Hawkeye represents and warrants that all of the following representations and warranties be true at the time of Closing and that such representations and warranties as made at the time of Closing shall survive the Closing for a period of two (2) years from the Closing Date (which date is hereinafter called the "Expiration Date"), unless otherwise modified by documents furnished to ISNI.

       6.1 Due Organization. Hawkeye is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business of Hawkeye taken as a whole. Copies of the Articles of Incorporation, Bylaws, stock records and minute books of Hawkeye as heretofore made available to ISNI, are complete and correct.

       6.2 Authorization. Hawkeye has full legal right, power and authority to enter into this Agreement, and the exchange of the Hawkeye Exchange Shares for the ISNI Exchange Shares, pursuant to the provisions of this Agreement will transfer valid title in the Hawkeye Exchange Shares to the Stockholders, free and clear of all liens, encumbrances and claims of every kind.

       6.3 Capital Stock of Hawkeye. The authorized capital stock of Hawkeye consists solely of 100,000,000 shares of voting common stock, $0.0001 par value, of which 2,661,000 shares are issued and outstanding and 20,000,000 shares of preferred stock, $0.0001 par value per share, of which no preferred shares are outstanding. The Hawkeye Exchange Shares to be delivered to

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the Stockholders at the Closing Date will constitute valid and legally issued shares of Hawkeye fully paid and nonassessable, and with the exception of restrictions upon resale, will be legally equivalent in all respects to the Hawkeye Stock issued and outstanding as of the date hereof.

       6.4 Transactions in Capital Stock. Hawkeye has issued to the shareholders of Hawkeye as of March 9, 2000 1,325,000 Class A Warrants to purchase one share of Hawkeye Common Stock with an exercise price of $3.00/share and 1,325,000 Class B Warrants to purchase one share of Hawkeye Common Stock with an exercise at $5.00/share. The warrants have a three-year term and contain provisions allowing redemption at $0.01 per warrant if the price of the common stock closes above $4.50 as regards the Class A Warrants and $7.50 as regards the Class B Warrants for 20 consecutive trading days and providing for registration rights with respect to the warrants and underlying shares.

       6.5 Financial Statements. Hawkeye has delivered to ISNI copies of Hawkeye's audited financial statement as (hereinafter referred to as the "Hawkeye Financial Statements") and Statements of Earnings, Cash Flows and Retained Earnings as filed with the United States Securities and Exchange Commission in Hawkeye's Registration Statement on Form 10SB. The Hawkeye Financial Statements were prepared in accordance with generally accepted accounting principles and applied on a consistent basis throughout the periods indicated (except as noted). The Hawkeye Financial Statements present fairly the financial condition of Hawkeye as of the date indicated thereon and such Statements of Earnings, and Cash Flows and Retained Earnings present fairly the results of its respective operations for the periods indicated thereon.

       6.6 Property. Hawkeye owns no real property.

       6.7 Liabilities. Hawkeye has no material liabilities except as previously disclosed.

       6.8 Conformity with Law. Hawkeye is not in material default under any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over them which would have a material adverse effect on the business, taken as a whole; and, there are no claims, actions, suits or proceedings, pending or threatened, against or affecting Hawkeye at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. Hawkeye has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which might materially and adversely affect the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of them, taken as a whole.

       6.9 Taxes. Hawkeye has timely filed all requisite federal and other tax returns for all fiscal periods, there are no open years, examinations in progress or claims against them for federal and other taxes (including penalties and interest) for any period or periods and no notice of any claim, whether pending or threatened, for taxes has been received.


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       6.10 Absence of Changes. Since the date of the Hawkeye Financial
Statements, there has not been:

              (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of Hawkeye;

              (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Hawkeye;

              (c) any change in the authorized capital of Hawkeye or in their respective securities outstanding or any change in their respective ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

              (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Hawkeye;

              (e) any transaction by Hawkeye outside the ordinary course of their respective businesses.

       6.11 Deposit Accounts; Powers of Attorney. Hawkeye has delivered to ISNI an accurate schedule as of the date of the Agreement, of:

              (a) the name of each financial institution in which Hawkeye has accounts or safe deposit boxes;

              (b) the names in which the accounts or boxes are held;

              (c) the type of account; and

              (d) the name of each person authorized to draw thereon or have access thereto.

Hawkeye has delivered the name of each person, corporation, firm or other entity holding a general or special power of attorney from Hawkeye and a description of the terms of such power.

       6.12 Environmental Matters. Hawkeye has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien or action.

       6.13 Validity of Obligations. The execution and delivery of this Agreement by the Hawkeye and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Hawkeye, and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of the Hawkeye.

       6.14 Relations with Government. Hawkeye has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause Hawkeye to be in violation of the Foreign Corrupt Practices Act of 1977, as amended or any law of similar effect.


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       6.15 Disclosure. This Agreement and all other documents and information furnished to ISNI and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If Hawkeye becomes aware of any fact or circumstance which would change a representation or warranty of Hawkeye in this Agreement or any representation made on behalf of Hawkeye, Hawkeye shall immediately give notice of such fact or circumstance to ISNI. However, such notification shall not relieve Hawkeye of its obligations under this Agreement, and at the sole option of ISNI, the truth and accuracy of any and all warranties and representations of Hawkeye at the date of this Agreement and at the Closing, shall be a precondition to the consummation of this transaction.

       6.16 Employee Benefit Plans. Hawkeye does not maintain or otherwise have any liability (whether direct or indirect, actual or contingent) in respect of any "employee pension benefit plan" (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or under any "employee welfare benefit plan" {as such term is defined in Section 3(1) of ERISA}.

       6.17 Affiliations and Subsidiaries. Hawkeye does not presently own, of record or beneficially, or control, directly or indirectly, the capital stock securities convertible into capital stock of any other equity interest in any corporation, association or business entity. Hawkeye is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity. Further, Hawkeye does not own any subsidiary corporations.

       6.18 Predecessor Status; Etc. Hawkeye has not owned any predecessor companies. Hawkeye has never been a subsidiary or division of another corporation nor been a part of an acquisition which was later rescinded.

7.     COVENANTS OF HAWKEYE AND ISNI PRIOR TO CLOSING.

       7.1 Access and Cooperation; ISNI. ISNI will afford to the officers and authorized representatives of Hawkeye access to all of ISNI's properties, books and records and will furnish Hawkeye with such additional financial and operating data and other information as to the business and properties of ISNI as Hawkeye may from time to time reasonably request. ISNI will cooperate with Hawkeye, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. Hawkeye will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 12 hereof.

       7.2 Access and Cooperation; Hawkeye. Hawkeye will afford to the officers and authorized representatives of ISNI access to all of Hawkeye's properties, books and records and will furnish ISNI with such additional financial and operating data and other information as to the business and properties of Hawkeye as ISNI may from time to time reasonably request. Hawkeye will cooperate with ISNI, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. ISNI will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 12 hereof.
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       7.3 Conduct of Business. Stockholders, only where permitted under the
By-laws, shall cause ISNI to:

              (a) carry on its business in substantially the same manner as they have heretofore and not introduce any material new method of management, operation or accounting;

              (b) maintain their respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

              (c) perform all of their respective material obligations under agreements relating to or affecting their respective assets, properties or rights;

              (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

              (e) use their best efforts to maintain and preserve their business organization intact, retain their present employees and maintain their respective relationships with suppliers, customers and others having business relations with ISNI;

              (f) maintain compliance with all permits, laws, rules and regulations, consent orders, etc.;

              (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments outside of the normal course of business, without the knowledge and consent of all parties hereto; and

              (h) maintain present salaries and commission levels for all officers, directors, employees and agents.

8.     CONDITIONS PRECEDENT TO OBLIGATIONS OF ISNI AND COVENANTS.

       The obligations of ISNI hereunder are subject to the following conditions.

       8.1 Representations and Warranties; Performance of Obligations. The representations and warranties of Hawkeye contained in Section 7 shall be accurate as of the Closing Date as though such representations and warranties had been made as of that time; and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Hawkeye on or before the Closing Date shall have been duly complied with and performed.

       8.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the acquisition by Hawkeye of the ISNI Exchange Shares and no governmental agency or body shall have taken any other action or made any request of Hawkeye as a result of which the management of Hawkeye deems it inadvisable to proceed with the transactions hereunder.

       8.3 No Material Adverse Change. No material adverse change in the results of operations, financial condition or business of Hawkeye shall have occurred, and Hawkeye shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, since the Hawkeye Financial Statements, which change, loss or damage materially affects or impairs the ability of Hawkeye to conduct its business.

       8.4 Omitted

       8.5 Omitted

       8.6 Directors. The Hawkeye board of directors shall consist of five (5) persons, two of which will be outside directors, unless a majority of Hawkeye shareholders and directors vote to amend the same after the Closing Date. No officer or director of Hawkeye will have a criminal record, have been adjudicated bankrupt, SEC censure, disbarment, loss of his/her professional license or be under investigation by any of the above.

       8.7 Name Change. Hawkeye will change its name to Internet Service Network, Inc. pursuant to the Merger.

       8.8 SEC Reporting. After the Merger, Hawkeye will file all reports required by the Securities and Exchange Commission in a timely manner.

       8.9 Articles and Bylaws. The Certificate of Incorporation and the By-laws of Hawkeye shall remain in substantially the same form as they currently exist, unless a majority of Hawkeye shareholders and directors vote to amend the same, after the Closing Date.

       8.10 Form SB-2 Registration Statement. Hawkeye will cause an appropriate registration statement registering resales of the currently outstanding shares of Hawkeye Common Stock, the Class A Warrants, the Class B Warrants and the shares to be issued upon exercises of those warrants (collectively, the "Securities") to be filed with the Securities and Exchange Commission and the State of Georgia, and shall use its reasonable best efforts to have said registration statement declared effective and to remain in effect during the term of the warrants and to qualify the Securities for issuance and secondary market trading under the "blue sky" laws of the various states.

9.     CONDITIONS PRECEDENT TO OBLIGATIONS OF HAWKEYE.

       The obligations of Hawkeye hereunder are, at its option, on or prior to the Closing Date, subject to the following conditions.

       9.1 Representations and Warranties; Performance of Obligations. The representations and warranties of the Stockholders and ISNI contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date and all of the agreements of the Stockholders and ISNI shall have been performed.

       9.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the acquisition by Hawkeye of the ISNI Stock, and no governmental agency or body shall have taken any other action or made any request of Hawkeye as a result of which the management of Hawkeye deems it inadvisable to proceed with the transactions hereunder.

       9.3 No Material Adverse Change. No material adverse change in the results of operations, financial condition or business of ISNI shall have occurred, and ISNI shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, since the ISNI Balance Sheet Date, which change, loss or damage materially affects or impairs the ability of ISNI to conduct its business.

       9.4 Counsel Approval. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to Hawkeye.

       9.5 Omitted.

       9.6 Resignation and Redemption of Shares. At Closing, Gilbert H. Davis will resign as an officer and director of Hawkeye.

10.    INDEMNIFICATION.

       10.1 Indemnification by the ISNI. ISNI covenants and agrees that it will indemnify, defend, protect and hold harmless Hawkeye at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by Hawkeye in excess of Ten Thousand Dollars ($10,000) in the aggregate as a result of or incident to any material breach of the representations and warranties set forth in Section 5 of this Agreement or certificates attached pursuant thereto and any misrepresentations or nonfulfillment of any agreement on the part of the Stockholders under this Agreement.

       10.2 Indemnification by Hawkeye. Hawkeye covenants and agrees that it will indemnify and hold harmless ISNI at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by ISNI in excess of Ten Thousand Dollars ($10,000) in the aggregate as a result of or incident to any material breach of the representations and warranties set forth in Section 6 of this Agreement or on the schedules or certificates attached pursuant thereto and any misrepresentations or nonfulfillment of any agreement on the part of Hawkeye under this Agreement.

       10.3 Third Person Claims. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Sections 10.1 or 10.2, hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof, and such notice shall be effective if delivered prior to expiration of the period of indemnity pursuant to Sections 10.1 and
10.2. The Indemnifying Party shall have right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless there is a conflict of interest that prevents counsel for the Indemnifying Party from representing Indemnified Party, in which case the Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel); provided that the Indemnifying Party's counsel shall always be lead counsel and shall determine all litigation and settlement steps, strategy and the like. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses, out-of-pocket expenses and allocable share of employee compensation incurred in connection with such participation for any employee whose participation is so requested. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

       10.4 Tax Liability. In the event Hawkeye incurs any tax liability in connection with the transaction described herein, ISNI will promptly reimburse Hawkeye therefore.

       10.5 Method of Payment. All claims paid to the Indemnified Party pursuant to this indemnity shall be paid in cash.

11.    TERMINATION OF AGREEMENT.

       Hawkeye or ISNI may, by notice in the manner hereinafter provided on or before the Closing Date, terminate this Agreement if a material default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date and shall not reasonably be expected to occur. ISNI may terminate this Agreement if Hawkeye's liabilities exceed $5,000 as of the Closing Date. Hawkeye may terminate this Agreement if: (i) ISNI's business operations, equipment and marketing rights are burdened by excessive royalties or problems that cannot in the exclusive opinion of Hawkeye be corrected or eliminated.

12.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

       12.1 Hawkeye. Hawkeye recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of ISNI, such as lists of its customers and operations of ISNI and ISNI's respective businesses. Hawkeye agrees that it will not disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date without ISNI's prior written consent. In the event of a breach or threatened breach by Hawkeye of the provisions of this Section, ISNI shall be entitled to an injunction restraining Hawkeye from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting ISNI from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

       12.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, Hawkeye and ISNI agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

13.    FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON
       HAWKEYE STOCK.

       13.1 Status of Stockholders. Stockholders hereby represents and warrants to, and covenants with Hawkeye regarding as follows:

              (a) The undersigned Stockholders understands that the Hawkeye Exchange Shares are "restricted securities" as that term is defined in Rule 144 of the Securities Act of 1933 the shares of Common Stock have not been approved or disapproved by the United States Securities and Exchange Commission; any state securities agency; or any foreign securities agency;

              (b) The undersigned Stockholders are not underwriters and would be acquiring the Hawkeye Exchange Shares of Common Stock solely for investment for their own account and not with a view to, or for, resale in connection with any distribution within the meaning of any federal securities act, state securities act or any other applicable federal or state laws;

              (c) The undersigned Stockholders understand the speculative nature and risks of investments associated with the Company, and confirm that the shares of Common Stock would be suitable and consistent with their investment program; that their financial position enable them to bear the risks of this investment; and, that there is an extremely limited public market for the shares of Common Stock acquired herein;

              (d) The shares of Common Stock acquired herein may not be transferred, encumbered, sold, hypothecated, or otherwise disposed of, if such disposition will violate any federal and/or state securities acts; provided, however, such shares may be distributed to employees of ISNI. Disposition shall include, but is not limited to acts of selling, assigning, transferring, pledging, encumbering, hypothecating, giving, and any form of conveying, whether voluntary or not for a period of one (1) year from the date of issuance;

              (e) To the extent that any federal, and/or state securities laws shall require, the Stockholders hereby agree that any shares of Common Stock acquired pursuant to this Agreement shall be without preference as to assets;

              (f) The Company is under no obligation to register or seek an exemption under any federal securities act, state securities act, or any foreign securities act for any shares of Common Stock of the Company or to cause or permit such shares of Common Stock to be transferred in the absence of any such registration or exemption;

              (g) The Stockholders have had the opportunity to ask questions of the Company and have received additional information from the Company to the extent that the Company possessed such information, necessary to evaluate the merits and risks of any investment in the Company. Further, the Stockholders have been given: (1) All material books, records and financial statements of the Company; (2) all material contracts and documents relating to the proposed transaction; (3) an opportunity to question the appropriate executive officers of the Company; and, (4) copies of all reports filed with the Securities and Exchange Commission.

              (h) The Stockholders have satisfied the suitability standards imposed by their respective state laws and have a preexisting personal and business relationship with the Company;

              (i) The Stockholders have adequate means of providing for their current needs and personal contingencies and have no need to sell the shares of Common Stock in the foreseeable future (that is at the time of the investment, Stockholders can afford to hold the investment for an indefinite period of time);

              (j) The Stockholders have sufficient knowledge and experience in financial matters to evaluate the merits and risks of this investment and further, the Stockholders are capable of reading and interpreting financial statements; and

              (k) The Stockholders acknowledge that if they are residents of the State of California, they have the privilege of declaring this transaction null and void provide each objecting Stockholder communicates such intention to the Company in writing within three (3) days of the tender of his/her/its consideration.

       13.2 Status of Hawkeye. Hawkeye hereby represents it files reports with the United States Securities and Exchange Commission and has filed all required reports with the Commission.

14.    GENERAL.

       14.1 Cooperation. The Stockholders, ISNI and Hawkeye shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Stockholders will cooperate and use its best efforts to have the present officers, directors and employees of ISNI cooperate with Hawkeye on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

       14.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Hawkeye and ISNI.

       14.3 Entire Agreement. This Agreement (including the schedules and Exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between the Stockholders, ISNI, and Hawkeye and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement on the parties thereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the Stockholders, ISNI, and Hawkeye acting through their respective officers, duly authorized by their respective Boards of Directors.

       14.4 Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

       14.5 Brokers and Agents. Each party represents and warrants that no broker, finder or agent was involved in connection with this transaction.

       14.6 Expenses. Each party will be responsible for their own expenses in connection with this Agreement.

       14.7 Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, overnight courier addressed to the party to be notified, postage prepaid, or by delivering the same in person to an officer or agent of such party.

             (a)         If to Hawkeye, addressed to it at:
                         Hawkeye Corp.
                         Gilbert H. Davis, President
                         1000 Abernathy Rd.
                         400 Northpark Towne Center
                         Suite 310
                         Atlanta, GA 30328
                         Tel. No. 770-481-7205
                         Fax No. 770-481-7210

             (b)         If to ISNI, addressed to it at:
                         Internet Services Network,  Inc.

                         Werner K. Ebner, President
                         204 East McKenzie Street
                         Unit D
                         Punta Gorda,  Fl. 33950
                         TEL:    941-575-7878
                         FAX:   941-575-8787

       14.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Georgia and any action brought hereunder shall be exclusively in the state or federal courts of the State of Georgia.

       14.9 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties.

       14.10 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

       14.11 Time. Time is of the essence of this Agreement.

       14.12 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  HAWKEYE:

                                  HAWKEYE CORP.
ATTEST:

                                  BY:  /s/ Gilbert H. Davis
                                       --------------------
                                       Title:  President
                                               ---------
/s/ Gilbert H. Davis
--------------------
Secretary

                                  ISNI:

                                  INTERNET SERVICES NETWORK, INC.
ATTEST:

                                  BY:   /s/ Werner K. Ebner
                                        -------------------
                                        Title:  President
                                                ---------
/s/ Werner K. Ebner
-------------------
Secretary